SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                                 Amendment No. 3
                    FORM SB-2REGISTRATION STATEMENT UNDER THE
                             SECURITIES ACT OF 1933

                            LVPS MicroFacility, Inc.
-------------------------------------------------------------------------------
                 (Name Of Small Business Issuer In Its Charter)

            Delaware                              3841
-------------------------------------------------------------------------------
    (State or Other Jurisdiction              (Primary Standard
          of Incorporation                Industrial Classification
          or Organization)                      Code Number)

                                   33-0845992
-------------------------------------------------------------------------------
                      (I.R.S. Employer Identification No.)

           7755 Center Avenue, 11th Floor, Huntington Beach, CA 92647
                                 (714) 372-2251
-------------------------------------------------------------------------------
          (Address and Telephone Number of Principal Executive Offices)

           7755 Center Avenue, 11th Floor, Huntington Beach, CA 92647
-------------------------------------------------------------------------------
(Address of Principal Place of Business or Intended Principal Place of Business)

                                 Richard O. Weed
            4695 MacArthur Court, Suite 530, Newport Beach, CA 92660
                                 (949) 475-9086
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           (Name, Address, and Telephone Number of Agent for Service)

        Approximate Date of Commencement of Proposed Sale to the Public:
     as soon as possible after this registration statement becomes effective

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective
registration statement for the same offering.                         o
-------------------------------------------------------------------------------

      If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering.                                                o
-------------------------------------------------------------------------------

      If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering.                                                o
-------------------------------------------------------------------------------

     If delivery of the  prospectus is expected to be made pursuant to Rule 434,
please check the following box.                                       o


                         CALCULATION OF REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------------
     Title Of Each                                       Proposed               Proposed
        Class Of                                         Maximum                 Maximum
       Securities                 Amount                 Offering               Aggregate              Amount Of
         To Be                    To Be                   Price                 Offering              Registration
       Registered               Registered               Per Unit                 Price                   Fee
------------------------- ----------------------- ----------------------- ---------------------- -----------------------

      Common Stock               625,000                  $8.00                $5,000,000                $1,390
------------------------- ----------------------- ----------------------- ---------------------- -----------------------

      The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                     PART I
                       INFORMATION REQUIRED IN PROSPECTUS

Item 1. Front of Registration Statement and Outside Front Cover of Prospectus.

The Registrant may amend this registration statement. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                                   PROSPECTUS

                LVPS MicroFacility, Inc., a Delaware corporation

625,000 shares of common stock of LVPS MicroFacility, Inc. at a price of $8.00 per share. The offering is for $5,000,000.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The offering will terminate nine months after the effective date of this registration statement.

You should carefully consider the Risk Factors beginning on page 7 of this prospectus before purchasing any of the common stock offered by this prospectus.

This is a self-underwritten offering.

     ====================== ===================== ============================
     Shares Sold (3)        Price (1)             Proceeds to LVPS (2)
     ====================== ===================== ============================
     Per Share              $8.00                 $8.00
     ====================== --------------------- ============================
     Minimum Shares
     287,500                $2,300,000            $2,300,000
     ====================== ===================== ============================
     Maximum Shares
     625,000                $5,000,000            $5,000,000
     ====================== ===================== ============================

         (1) The price of the shares has been determined by LVPS and not as the result of arm's-length negotiations. (2) Before deducting expenses of the offering. (3) In the event the 287,500 shares have not been sold within nine months after the effective date of this registration statement, this offering will terminate. This offer may be extended for an additional sixty days.

         Until the minimum shares are sold, all funds and shares will be held in escrow by Richard O. Weed pursuant to an Escrow Agreement with LVPS. There is presently no market for these securities.

Until _________, 2000, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                 The date of this prospectus is April 25, 2000.

Item 2. Inside Front and Outside Back Cover Pages of Prospectus.

                                Table of Contents

Item 3.  Summary Information ..............................................5
         Risk Factors. ....................................................6
Item 4.  Use of Proceeds...................................................9
Item 5.  Determination of Offering Price...................................13
Item 6.  Dilution..........................................................13
Item 7.  Selling Security Holders..........................................14
Item 8.  Plan of Distribution..............................................14
Item 9.  Legal Proceedings.................................................16
Item 10. Directors, Executive Officers, Promoters and Control Persons......16
Item 11. Security Ownership of Certain Beneficial Owners and Management....23
Item 12. Description of Securities. .......................................24
Item 13. Interest of Named Experts and Counsel.............................25
Item 14. Disclosure of Commission Position on Indemnification for
          Securities Act Liabilities ......................................25
Item 15. Organization Within Last Five Years...............................25
Item 16. Description of Business. .........................................26
Item 17. Management's Discussion and Analysis or Plan of Operation.........32
Item 18. Description of Property. .........................................33
Item 19. Certain Relationships and Related Transactions. ..................33
Item 20. Market for Common Equity and Related Stockholder Matters..........33
Item 21. Executive Compensation............................................33
Item 22. Financial Statements..............................................35
Item 23. Changes in and Disagreements With Accountants on Accounting
          and Financial Disclosure ........................................47

SUMMARY

LVPS MicroFacility, Inc.

LVPS MicroFacility, Inc. was incorporated in the State of Delaware on December 16, 1998. LVPS was formed to manufacture facilities for the production of large volume parenteral solutions. The LVPS MicroFacility is a state-of-the-art modular micro-manufacturing facility that will produce intravenous solutions from local water sources. The LVPS MicroFacility plants will be commissioned to US FDA and host country standards.

LVPS was recently formed and has no ongoing operations. There is no market for its securities.

LVPS's executive office is at 7755 Center Avenue, 11th Floor, Huntington Beach, CA 92647. The telephone number is (714) 372-2251.

OFFERING

Offering Size ..........................Maximum: 625,000 shares of common stock at $5,000,000
                                        Minimum: 287,500 shares of common stock
                                        at $2,300,000
Description of Shares...................Shares of common stock, $.001 par value

Offering Price..........................$8.00 per share

Common Stock
Currently Outstanding...................625,000 shares

Common Stock
Outstanding After Offering..............Minimum             Maximum
                                        -------             ---------
                                        912,500             1,250,000

Risk Factors............................Investment in the shares involves a high degree of risk.

Use of Proceeds.........................LVPS will use the net proceeds from this sale of  shares  to commence operations.

Subscription Procedure..................To  subscribe to the shares, prospective investors are to deliver (1) a completed
                                        and    duly   executed   copy   of   the
                                        subscription     agreement    and    (2)
                                        immediately   available   funds  in  the
                                        amount of $8.00 per share.

                                  RISK FACTORS

An investment in the shares offered hereby involves a high degree of risk. Prospective investors should carefully consider the following factors concerning the business of LVPS and the offering, and should consult independent advisors as to the technical, tax, business and legal considerations regarding an investment in the shares.

LVPS Is A Start-Up Stage Company With No Operating History And Is Subject To All Of The Risks Inherent To A Business In The Start-Up Phase

LVPS was established in December 1998 and has no operating history and no revenues and is subject to all of the risks inherent in a business in the start-up phase. LVPS has financed its activities to date through a private placement of its equity securities and LVPS is dependent on the proceeds from this offering and the sale of its prototype to fund its operations. If LVPS sells the minimum amount of securities in this offering it will only be able to support its operations for six months, if LVPS sells the maximum amount of its securities, it will only be able to support its operations for twelve months. Further, there can be no guarantee that LVPS will be able to secure adequate financing or additional funds from the sale of its prototype to continue to operate as a going concern for an additional twelve months if the minimum offering is sold or for an additional six months if the maximum offering is sold.

The LVPS MicroFacility Is Subject To Extensive Government Regulation Which May Delay Or Impede LVPS's Operations

LVPS's industry is subject to extensive and frequently revised federal, state, local and applicable foreign laws and regulations. The successful manufacture of the LVPS MicroFacility will require applicable government permits, authorizations and approvals, the nature of which may vary from jurisdiction to jurisdiction. The permits, authorizations and approvals required for the MicroFacility could be difficult and time-consuming to obtain and, if and when issued, may be subject to conditions or restrictions which may limit LVPS's ability to operate efficiently or at all in the applicable jurisdiction. Further, any modification, suspension or revocation of the permits, authorizations and approvals could have a material adverse effect on LVPS's business, financial condition and results of operations.

LVPS's Growth May Require Substantial Expenditures Which LVPS May Not Be Able To Fund

Any additional equity financing may be dilutive to LVPS's existing stockholders, and any debt financing, if available, may involve restrictive covenants which limit LVPS's operations. LVPS's failure to raise capital if and when needed could delay or suspend LVPS's strategy and result in a material modification of LVPS's business strategy. LVPS's inability to fund its capital requirements could have a material adverse effect on LVPS's business, financial condition and results of operations.

LVPS's Primary Source Of Revenue And Business Will Come From The Sale Of The MicroFacility, Which May Not Support LVPS Growth And Therefore, LVPS's Continued Operation

LVPS will derive its business and revenues from the sale of its MicroFacility. To achieve market acceptance and penetration, LVPS must continually enhance and improve its products and services, as well as increase its marketing and sales efforts to effectively compete and increase customers' awareness of LVPS's products and services. Failure of LVPS to achieve market success with its MicroFacility could limit or suspend LVPS's business, financial condition, and results of operations. Although LVPS is aggressively continuing research and development for expanded products, there can be no assurance that LVPS's expanded marketing and sales efforts and increased expenditures will result in successful commercialization and increased market penetration of LVPS's products and services.

Technological Factors May Impede LVPS's Ability To Produce A Quality MicroFacility And Related Products, Which May Result In A Delay In The MicroFacility's Commercial Acceptance And Therefore, Adversely Effect LVPS's Financial Condition

LVPS has drafted plans for assembling the MicroFacility, which includes architectural, mechanical and electrical planning and design and establishment of protocol for regulatory affairs, but, at this time, does not have a working prototype of the MicroFacility and is dependant on the proceeds of this offering to construct the prototype. There can be no guarantee that such plans will translate into an operating prototype and investors may lose most or all of their investment. Further, LVPS remains subject to all of the risks inherent in new product development, including unanticipated technical or other development problems, which could result in material delays in product commercialization or significantly increased costs. It is common for manufacturing facilities as complex and sophisticated as that incorporated in the LVPS MicroFacility to experience problems during and subsequent to commercial introduction.

As A Result Of Rapid Expansion, LVPS May Not Have The Ability To Manage Growth Which May Strain LVPS's Resources And Therefore, Detrimentally Affect LVPS's Future Operations

LVPS will expand its operations rapidly, which may create significant demands on LVPS's administrative, operational, developmental and financial personnel and other resources. Additional expansion by LVPS may further strain LVPS's management, financial personnel and other resources. If LVPS's management is unable to manage growth effectively, its business, financial condition and results of operations could be materially adversely affected. There can be no guarantee that LVPS's systems, procedures, controls and existing space will be adequate to support expansion of LVPS's operations. LVPS's future operating results will depend, among other things, on its ability to manage changing business conditions and to continue to improve its operational, financial control and reporting systems.

Due To The Cost Of The LVPS MicroFacility, LVPS's Customer Base May Be Limited

The estimated cost for the standard three module LVPS MicroFacility is $5,500,000. The larger volume six module LVPS MicroFacility is $9,400,000. Revenues attributable to a relatively small number of customers are likely in the foreseeable future to represent a significant percentage, in any given period, of its total revenues. The loss of one or more major customers could have a materially adverse effect on LVPS's business, financial condition and results of operations. There can be no guarantee that any future customers will maintain business relationships with LVPS.

The Success Of LVPS's MicroFacility Is Dependant On Its Ability To Protect Its Proprietary Rights, Inability To Protect Such Rights Could Lead To Delay Or Suspension In Production Of The MicroFacility And Costly Litigation

LVPS currently has exclusive licenses from DenexCorp(TM)/LVPS MicroFacility for the design and specifications of its MicroFacility. LVPS's strategy is to protect its technology and other proprietary rights through patents, copyrights, trademarks, nondisclosure agreements, license agreements, and other forms of protection. There can be no guarantee that any pending or future patent application of LVPS or its licensors will result in issuance of a patent, that the scope of protection of any patent of LVPS or its licensors will be held valid if subsequently challenged, or that third parties will not claim rights in or ownership of the products and other proprietary rights held by LVPS or its licensors. In addition, the laws of certain foreign countries do not protect LVPS's intellectual property rights to the same extent as the laws of the United States.

Litigation or regulatory proceedings which could result in substantial cost and uncertainty to LVPS may also be necessary to enforce patent or other proprietary rights of LVPS or to determine the scope and validity of a third party's proprietary rights. Although LVPS believes that its technology has been independently developed and that its products do not infringe patents known to be valid or violate other proprietary rights of third parties, it is possible that such infringement of existing or future patents or violation of proprietary rights may occur. LVPS's failure to successfully enforce its proprietary rights or defend against infringement claims brought by third parties could have a material adverse effect upon LVPS. In addition, there can be no assurance that LVPS will have the resources necessary to successfully defend an infringement claim brought by a third party.

There Is No Public Market For The Shares, Therefore, It Is Unlikely That LVPS Shareholders Will Be Able To Sell Their Shares At the Public Market At A Premium, If At All

It is unlikely that any market will develop prior to the second anniversary of LVPS's operations following this offering, if then. The offering price for the shares was determined by management and not as the result of arms-length negotiations.

Item 4. Use of Proceeds.

USE OF PROCEEDS


The following table sets forth the use of the proceeds from this offering:

                                     If Minimum Sold                    If Maximum Sold
                                     ---------------                    ---------------
                                     Amount                %            Amount                     %
                                     ----------            ----         ----------                 ----

Total Proceeds                       $2,300,000            100%         $5,000,000                 100%

Less: offering expenses              $0                                 $0

Legal & Accounting                   $23,000               1%           $50,000                    1%

Copying & Printing                   $4,000                .17%         $8,000                     .16%

Net Proceeds from Offering           $2,273,000            98.83%       $4,942,000                 98.84%

Use of Net Proceeds                  $2,273,000            100%         $4,942,000                 100%

Equipment                            $1,412,257            62.13%       $2,384,667                 48.25%

Services                             $498,175              21.92%       $1,248,175                 25.26%

Operating Expenses &                 $362,568              15.95%       $1,309,158                 26.49%
Working Capital

The use of the operating expenses and working capital is as follows:


LVPS   MicroFacility, Inc.
Operating Expenses &
Working Capital
Minimum Offering Shares Sold

                            Month 1     Month 2      Month 3     Month 4     Month 5     Month 6     Total
                            -------     -------      -------     -------     --------    -------     -----

Salaries                    12,500      12,500       12,500      12,500      12,500      12,500      75,000
Taxes/FICA (1)              1,375       1,375        1,375       1,375       1,375       1,375       8,250
Office Rent (2)             0           0            0           0           0           0           0
Telephone                   450         450          450         450         450         450         2,700
Copy/printing/supply        300         300          300         300         300         300         1,800
Marketing                   400         400          400         400         400         400         2,400
Operating Reserve           500         500          500         500         500         500         3,000
Travel & Expenses           1,046       1,046        1,046       1,046       1,046       1,046       6,276
Insurance/Liability         1,000       1,000        1,000       1,000       1,000       1,000       6,000
Operating Reserve           4,642       4,500        4,500       4,500       4,500       4,500       27,142
-----------------           -----       -----        -----       -----       -----       -----       ------
Total                       22,213      22,071       22,071      22,071      22,071      22,071      132,568

(1) Tax burden 11%
(2) Rent paid by DenexCorp


LVPS MicroFacility
Working Capital &
Operating Expense
Maximum Amount of Shares Sold

                             Month 1 1  Month 2     Month 3     Month 4     Month 5     Month 6
                             ---------  -------     -------     -------     --------    -------

Salaries (1)                 25,000     25,000      25,000      25,000      25,000      25,000

Taxes/FICA (2)               3,250      3,250       3,250       3,250       3,250       3,250

Office Rent                  500        500         500         500         500         500

Telephone                    450        450         450         550         550         550

Copying & Printing           300        300         300         300         425         425

Marketing  (3)               2,000      2,000       2,000       2,000       2,500       2,500

Operations Director  (4)     0          0           0           0           0           0

Marketing Director (5)                                                                  5,500

Taxes/FICA  (6)              0          0           0           0           0           715

Insurance/Liability          1,000      1,000       1,000       1,000       1,000       1,000

Travel/Expenses              1,000      1,500       1,500       2,000       2,000       2,500

Postage/Courier              200        200         200         275         275         325

Supplies                     400        400         350         350         350         350

Consultants (7)              500        500         500         500         2,500       2,500

Dues/Subscriptions           200        200         200         200         200         200

Computer Equipment           4,500      500         500         500         500         1,500

Office Furniture/Equip       4,500      0           0           0           0           1,500

Operating Reserve            19,951     19,951      19,951      19,951      19,951      19,951
----------------             -------    --------    --------    --------    --------    --------
Total                        63,751     55,751      55,701      56,376      59,001      68,266


                             Month 7    Month 8    Month 9     Month 10    Month 11    Month 12    Total
                             -------    -------    -------     --------    --------    --------    -----
Salaries (1)                 25,000     25,000     25,000      25,000      25,000      25,000      300,000

Taxes/FICA (2)               3,250      3,250      3,250       3,250       3,250       3,250       39,000

Office Rent                  1,500      1,500      1,500       1,500       1,500       1,500       12,000

Telephone                    625        625        625         625         625         625         6,750

Copying & Printing           425        425        425         425         425         425         4,600

Marketing  (3)               2,750      2,750      2,750       2,750       2,750       2,750       29,500

Operations Director (4)      6,000      6,000      6,000       6,000       6,000       6,000       36,000

Marketing Director (5)       5,500      5,500      5,500       5,500       5,500       5,500       38,500

Taxes/FICA  (6)              1,430      1,430      1,430       1,430       1,430       1,430       9,295

Insurance/Liability          1,000      1,000      1,000       1,000       1,000       1,000       12,000

Travel/Expenses              3,000      3,000      3,000       3,000       3,000       3,000       28,500

Postage/Courier              325        325        325         375         375         375         3,575

Supplies                     400        425        425         425         425         425         4,725

Consultants (7)              3,750      3,750      3,750       3,750       3,750       3,750       29,500

Dues/Subscriptions           200        200        300         300         300         300         2,800

Computer Equipment           1,500      500        500         500         500         500         12,000

Office Furniture/Equip       2,000      0          0           0                       0           8,000

Operating Reserve            19,951     19,951     19,951      19,951      19,951      12,952      232,413
------------------           ---------  -------    -------     --------    --------    -------     ---------
Total                        78,606     75,631     75,731      75,781      75,781      68,782      809,158

(1)  Salaries of principal officers
(2)  Tax/FICA burden 13%
(3)  Including materials
(4)  New hire at Month 7
(5)  New hire at Month 6
(6)  Tax/FICA  burden 13%
(7)  Independent, no benefits

The amounts allocated to equipment and services will be used to develop a working prototype of the LVPS MicroFacility. If the amount of securities sold are between the minimum and the maximum, the purchase of equipment and services will have priority over operating expenses, executive salaries and working capital. If the offering is not fully sold, then executive salaries and overhead expenses will be proportionately reduced.

Item 5. Determination of Offering Price.

The offering price of the shares has been determined by LVPS and not as the result of arm's-length negotiations. There is no established public market for the shares. LVPS set the price of the shares to value LVPS before financing at $5,000,000 and after full financing through this offering at $10,000,000.

Item 6. Dilution.

LVPS's existing officers, directors, promoters, and affiliated persons obtained their 612,500 shares for cash consideration of $612 or $.001 per share. As a comparison, investors in this offering will pay $8.00 per share. Therefore, investors will suffer an immediate dilution of $4.00 per share. The net tangible book value per share before this distribution is $0.00. After this distribution, net tangible book value will be $4.00 per share. As such, there will be a $4.00 per share increase in net tangible book value per share attributable to the cash payments made by purchasers of the shares being offered. The purchasers will absorb an immediate dilution of $4.00 per share in net tangible book value from the public offering price. The following table illustrates this per share dilution.

Offering price to new investors ........................................$8.00
Average price paid by existing stockholders ............................$.001
         Net tangible book value before the offering..............$0.00
         Increase in tangible book attributable to this offering..$4.00
Pro forma net tangible book value after the offering ......................$4.00
Dilution of net tangible book value to new investors ......................$4.00

Dilution to new investors if the minimum number of shares are sold ........$5.48
Dilution to new investors if the maximum number of shares are sold ........$4.00

The following table reflects the number of shares of common stock, the percentage of common stock purchased, the total consideration paid, and the percentage of the total consideration paid by existing stockholders and new investors and the average price paid for LVPS shares. LVPS is authorized to issue 20,000,000 shares of its common stock.


----------------------- ------------ ------------------ ------------------------- ----------------------- ------------

                                     Percentage of
                        Number of    common stock                                 Percentage of total     Average
                        shares       purchased          Consideration paid        consideration           price paid
----------------------- ------------ ------------------ ------------------------- ----------------------- ------------
Current stockholders    625,000                         $6,862.00                 Less than 1%            $.01
----------------------- ------------ ------------------ ------------------------- ----------------------- ------------
Offered to new
investors

At minimum              287,500      32%                2,300,000                 99.97%                  $8.00

At maximum              625,000      50%                5,000,000                 99.98%                  $8.00
----------------------- ------------ ------------------ ------------------------- ----------------------- ------------
Total

At minimum              912,500                         2,306,862                                         $2.53

At maximum              1,250,000                       5,006,862                                         $4.01
----------------------- ------------ ------------------ ------------------------- ----------------------- ------------

If the minimum number of shares is sold in this offering, then the new investors will have contributed 99.97% of the financing in exchange for 32% of the outstanding common stock. Similarly, if the maximum number of shares is sold in this offering, then the new investors will have contributed 99.98% of the financing in exchange for 50% of the outstanding common stock.

Item 7. Selling Security Holders.

None.

Item 8. Plan of Distribution.

LVPS is offering a minimum of 287,500 and a maximum of 625,000 shares at the purchase price of $8.00 per share on an all or none basis as to the first 287,500 shares. This is a self underwritten offering. If the minimum number of shares are not sold during the offering period, the proceeds received will be promptly returned to the investors without any fees or interest. However, because this is a self underwritten offering, investors will not have access to their funds held in escrow or the ability to accrue interest on such funds during the offering period. LVPS may allocate among or reject any offers to purchase in whole or in part.

Moreover, LVPS's directors, officers, and principals of LVPS's counsel may purchase shares on the same terms and conditions as all other investors; provided, however, that any such shares so purchased (a) will not be included in calculating the minimum number of shares to be sold and (b) will be acquired for investment and not with an intention to resell such shares shortly thereafter. This offering will terminate nine months after the effective date of this registration statement and may be extended by LVPS for an additional sixty days.

LVPS reserves the right to use selling agents with the appropriate modification to the registration statement, as necessary. If LVPS make arrangements to use selling agents after effectiveness of this registration statement, then LVPS will need to file a post-effective amendment to the registration statement identifying the broker-dealer, providing the required information on the plan of distribution and use of proceeds, revising the disclosures in the registration statement, and filing the agreement as an exhibit to the registration statement. Further, prior to any involvement of any broker-dealer in the offering, such broker-dealer must seek and obtain clearance of the underwriting compensation and arrangements from the NASD Corporate Finance Department.

LVPS's officers and directors will be conducting the offering. Under Section 15 of the Securities Exchange Act of 1934, LVPS's officers and directors are exempt from registration as broker-dealers under the Act because they are not, and have not in the past been, engaged in the business of effecting transactions in securities for the account of others or engaged in the regular business of buying or selling securities for their own account.

Upon the effectiveness of the registration statement, the Chief Executive Officer, Ron Patterson, and the President, Ross Boling intend to solicit their existing business relationships and the investing public for the minimum offering. The offer to sell and any sales will be made only by this prospectus. Once the minimum has been raised other alternatives might be explored with the appropriate modification to the registration statement, as necessary.

None of the persons associated with LVPS:

     (1) are subject to a statutory disqualification, as that term is defined in section 3(a)(39) of the Securities Act of 1933, as amended;
     (2) will be compensated in connection with their participation in this offering by the payment of commissions or other remuneration based either directly or indirectly on transactions in these securities; or
     (3)  are associated persons of a broker or dealer.

Furthermore, the persons associated with LVPS that participate in this offering meet all of the following requirements:

     (1) each primarily performs, or is intended to primarily perform at the end of the offering, substantial duties for or on behalf of LVPS otherwise than in connection with transactions in securities;
     (2) none were a broker or dealer, or an associated person of a broker or dealer, within the preceding 12 months; and
     (3) none participate in selling an offering of securities for any issuer more than once every 12 months.

The shares will be held in escrow by Richard O. Weed. Subscribers are to deliver to Richard O. Weed (1) a completed and duly executed copy of the subscription agreement and (2) immediately available funds in the amount of $8.00 per share.

Once Richard O. Weed receives $2,300,000 in subscriber funds for the purchase of at least 287,500 shares and subscription agreements are accepted by LVPS, Richard O. Weed shall release the escrow funds to LVPS and shall release the shares to the subscribers. Richard O. Weed shall deposit all funds received under this arrangement in Richard O. Weed's escrow account at City National Bank, Newport Beach, California or any other nationally recognized financial institution that has an office in Newport Beach, California. In the event that Richard O. Weed does not receive at least $2,300,000 in subscriber funds for the purchase of 287,500 shares and/or LVPS does not accept at least 287,500 subscription agreements within nine months from the effective date of this registration statement, unless extended for an additional sixty days, Richard O. Weed shall return the funds held in escrow to the subscribers without fees or interest. Richard O. Weed is also LVPS's counsel with respect to this registration statement.

Item 9. Legal Proceedings.

LVPS is not involved in any legal proceedings.

Item 10. Directors, Executive Officers, Promoters and Control Persons.


Identification of Directors and Executive Officers

Name                        Age     Position held with the       Term of office as a director  Dates of service
                                    Registrant
--------------------------- ------- ---------------------------- ----------------------------- ----------------------------

Ronald Patterson            55      Chairman, CEO, Director      One year                      December 16, 1998 to present

Ross Boling                 53      President, Secretary,        One year                      December 16, 1998 to present
                                    Principal Financial
                                    Officer, Principal
                                    Accounting Officer,
                                    Director

At present there are two full-time employees of LVPS, Ron Patterson and Ross Boling. Messrs Patterson and Boling will not receive salaries from LVPS until the securities offering is completed. Further, their salaries will be proportionately reduced if less than the maximum offering is achieved.

Business experience:

Ronald R. Patterson.  CEO & Chairman LVPS  MicroFacility,  Inc.
December 1998 to present. Founder of LVPS, Mr. Patterson has senior level experience in start-up manufacturing technologies, research and development, patent application, and infrastructure distribution in marketing/sales in the international medical industry. Extensive experience in biomedical and medical device manufacturing and new product development. Strong knowledge of the FDA regulatory environment. Inventor of several patents that are currently pending.

President & Chief Executive Officer  DenexCorp(TM)/LVPS  MicroFacility.
January 1994 to present. Ron Patterson founded DenexCorp to bring new and innovative state-of-the-art medical products to the international community with a totally integrated, complete, manufacturing plant that produces I V solutions for basic medical requirements. Based on his 25 years in the medical industry, Ron realized that the medical industry was in drastic and dramatic change. DenexCorp is structured to lead this change by offering new technology to the domestic and international community with special emphasis on new and emerging medical market nations.

Additional business experience:

Patterson Publishing 1990 to 1994, Author. Author of business books for self-employed people, medical business and research marketing. Author of "Success and Wealth for the Entrepreneur" published in 1992.

Medexco 1982 to 1987, Founder. Founded an import/export company specializing in manufacturing and packaging sterile surgical gloves and non-sterile examination gloves. Services included procurement and distribution of medical equipment to primary markets in Mexico and Central and South America.

General Clinical Plastics Corporation 1977 to 1982, Founding Partner/Chief Operating Officer. A start-up medical injection molding facility with demonstrated strong marketing and development strategy, General Clinical Plastics Corporation swiftly became a major medical injection molding facility on the West Coast. Sold the company to Premium Plastics, one of the largest medical plastics manufacturers in the U.S.

Medical Manufacturers Marketing Company 1973 to 1989, Principal. Following a major restructuring at Cenco, became a principal in an established independent representatives group with a major distribution network extending throughout western U.S. and Hawaii.

Cenco Medical Health Supply Corporation 1968 to 1973, Division Manager, Western Divisions. The youngest Division Manager in the history of Cenco, responsible for hospital planning, engineering, distribution, labor arbitration, implementation of corporate procedures, sales forecasting, product marketing, national and regional group contracting, data processing systems, and employee relations.

Education: Bachelor of Science, Business Administration Public Health-University of Southern California
Military: United States Army Green Beret-Honorable Discharge Special Forces Medic-Fort Bragg, North Carolina/Republic of Vietnam Awards: Bronze Star, Purple Heart, and Combat Medical Badge

Ross T. Boling. President, Secretary & Director LVPS MicroFacility, Inc. December 1998 to present. Co-founder of LVPS, Mr. Boling has extensive international infrastructure development and financing experience in several industries. His background in sales, marketing, and finance gives further leadership in LVPS's goal of worldwide development of MicroFacility plants. Additionally, Mr. Boling supervises the LVPS worldwide network of authorized independent sales representatives.

Chief Operating Officer DenexCorp(TM)/LVPS MicroFacility
January 1994 to present. Co-founder of DenexCorp, management responsibility for Operations, Sales, and Marketing. Created the sales and marketing strategies for global development of LVPS MicroFacility plants. Involved in all phases of research and development of the MicroFacility plant.

Additional business experience:

The Boling Group 1990 to 1994, Owner/Principal. An international marketing consulting firm specializing in hospitality, health, telecommunications, and transportation industries. Advisory services to major investment groups concerning proposed take-over of a long distance telecommunications company; developed marketing/advertising strategies for Greyhound Bus Lines Rural Connection transportation service; awarded $700,000 contract to implement the State of Michigan's Rural Transit service marketing program.

Pool/Sarraille Advertising, Inc. 1988 to 1990, Vice President/Chief Operating Officer. Managed Dallas, Texas branch of Los Angeles-based firm generating billing in excess of $4 million. Launched international expansion of Brock Residence Inn Hotel system creating marketing/advertising plan, franchise fullfillment brochures, investment film. Managed agency account team, led new business activities, coordinated Franchise Collateral Fullfillment program. Responsibility for the overall advertising and public relations for Lincoln Hotels, Division of Lincoln Property Company. Regional marketing for Grand Kampenski Hotels, division of Luftansa Airlines.

Hawthorn Suites Hotel Group 1986 to 1988, Vice President/Director of Sales and Marketing. Administered all system sales, marketing, public relations, and market research. Participated in franchise sales activities and development; created national brand identification of new all-suite hotel chain exceeding sales target of $3 million the first year; trained and motivated sales force for over 25 hotel properties.

Education: BA Communications-University of Texas
Recipient,   American   Hotel   Sales  &   Marketing   Gold   Medal   for   Best
Marketing/Advertising Campaign.
United States Department of  Transportation  Outstanding  Public/Private  Sector
Award

Identification of Significant Employees- The individuals named below are at present consultants to both LVPS and DenexCorp on an ongoing basis. Our intention is to employ either these individuals or individuals with similar professional backgrounds and expertise as full-time employees or consultants to LVPS once the securities offering is completed. Their backgrounds and experience illustrate the type of professional employees required to oversee manufacture and regulatory issues involved with the MicroFacility plant.

Name                        Age
--------------------------- -------
Jon Gow                     50
Douglas Platt               51
Steven Smith                43
Todd Marrs                  50
Bill Hatton                 45
Damon Jones                 34

Previous business experience:

Jon W. Gow. President & Owner Pacific Environmental Technologies, Inc. (PETI). October 1989 to present. PETI is an international cleanroom design build and manufacturing company. With over 20 years in the critical environment industry, Mr. Gow has gained extensive experience in most aspects of cleanroom's facility design and construction including air-conditioning HVAC systems, facility layout, process layout, and commissioning with an emphasis on turnkey projects and project management. Other areas of his expertise are controls design for temperature and humidity; start up and balancing of HVAC systems; and innovative design solutions that offer cost benefit results to the client. PETI provides: clean room facility design, engineering, consulting, project management, installation and construction services and commissioning/certification services for a broad spectrum of industries. These include: aerospace, electronics, bio medical device manufacturing, pharmaceutical, optical storage and others. Within LVPS, Mr. Gow is actively involved in the engineering and design of the LVPS MicroFacility under contract.

Previous to PETI, Mr. Gow has been involved in process systems and critical manufacturing environments for over 20 years. His initial exposure to critical environment processes and cleanrooms came in the micro electronics industry as a process engineer where his chemistry background provided the basic knowledge and analytical skills required in the semiconductor wafer processing industry. It was during this period that he gained valuable knowledge and experience in project management and engineering support for a new wafer fab facility. After leaving the microelectronics industry, Mr. Gow joined a Southern California cleanroom manufacturing and contracting company, B.A.C. For the next 10 years, Mr. Gow provided technical experience in HVAC design, clean room design, project management, sales and marketing in the international and domestic markets for critical manufacturing environments that utilize cleanrooms. Mr. Gow worked extensively in all aspects of the projects including project management, estimating, design and commissioning of projects which include domestic projects in the U.S. as well as overseas projects in Taiwan, S. Korea and the Middle East.

Education: Bachelors of Science in Chemistry from the California University at Pomona, California Polytechnics University.

Douglas B. Platt.  President, East-West Technical Services
1988 to present. Mr. Platt has extensive experience in process development through validation and license of pharmaceutical and biotechnology operations. Regulatory matters like biocontainment, sterile processing with emphasis on aseptic manufacturing, filtration, sterilization, cGMP compliance, validation and the use of isolation and mobile technologies in aseptic processing. Other areas of his expertise are facility design and planning, process flow, WFI/Ultrapure water systems and equipment selection, evaluation and qualifications. Mr. Platt is actively involved with the Parenteral Drug Association, Filtration Society, Society of Pharmaceutical Engineers, the Institute of Environmental Sciences, and the Water Quality Association.

Additional experience:

Alpha Therapeutics Senior Project Management Supervisor. Supervision and project management responsibilities throughout LVP/S P manufacturing facility in Southern California. Some of his duties were development with engineering and quality assurance of the design, construction, and validation for a new $6 million sterile filling and filtration facility, which resulted in increased productivity by approximately $20 million and doubled the capacity of the filling operation on a daily basis. Designed and developed the first formal certified and GMP compliant custodial program plant wide for Alpha Therapeutics.

Biomedical Department of Scientific Air Systems Chino, California Senior Manager. Provided management and leadership for turnkey design/build capabilities in the pharmaceutical and biotech industries. His duties included sales engineering providing international clients with conceptual design engineering, equipment selection, costing, and contract negotiations.

Gelman Sciences Project Manager/Sales Engineer. Mr. Platt provided product management and sales engineering expertise, writing, implementing and directing the field efforts of a validation in plant program affecting over $30 million in filtration products. He also, through his own initiative, was successful in negotiating Gelman as one of the two providers of filtration products to a $500 million global ophthalmic manufacturing company with facilities in 5 countries resulting in annual sales over $1 million.

Education: Bachelors of Science in Psychology in a Pre Medical program in Tennessee.
Certificate of Pharmacy, Fort Sam Houston, Texas Medical School
Certificate of Biocontainment Technology at John Hopkins University, Maryland.

Steven L. Smith.  Senior Manufacturing Manager, McGaw, Inc.
1991 to present. Mr. Smith has over 15 years of management experience in the pharmaceutical industry. He has expertise in medical products, process development, capital and expense planning, market research, plastic materials and processing, all methods of sterilization, processing equipment, and automation. Currently overseeing cost effective drug delivery and IV container systems. He has worked closely with other departments to revamp McGaw's entire process and product development program. He has interfaced with world-renowned pharmaceutical and biotech companies in the exploration and development of mutual beneficial joint development projects. His achievements include the development and successful introduction of the patented Excel(TM)IV system and the development of the Duplex(TM) advanced drug delivery system. He was the originator and the product champion behind both of these projects. He is actively a member of ISPE, ASHP, and PDA.

American Hospital Supply Corporate Technical Consultant, Pacific International Division. Provided technical and manufacturing support. He increased the output, efficiency, and quality of medical products produced and developed at various locations. He developed new product technologies specifically designed to address the needs of each market. This included a B/F/S irrigation and IV container system and the use of RO to produce WFI.

Todd P. Mairs. Consultant Long Term Manufacturing Maintenance Systems 1993 to present. Mr. Mairs has over twelve years of experience in consulting to commercial nuclear plant owners, the Electric Power Research Institute, URI and the Department of Energy in the application of risk management methodology and reliability engineering to improve facility capacity, production throughput and maintenance cost structure. He is actively involved in the design of maintenance cost/performance strategies and the development of life-cycle maintenance cost management process. Currently implementing life-cycle maintenance cost management at Calvert Cliffs Nuclear Power Plant, Cooper Nuclear Station, and Boston Edison fossil generating stations to integrate risk, reliability, maintenance, and cost engineering techniques into an asset and resource management strategy.

Developed a risk and performance-based process for reducing operating costs by reengineering the development, planning, scheduling, and conduct of maintenance activities and inventory management for industrial facilities. The goal of the lifecycle maintenance cost management process, LCM2, is to achieve significant and sustained O&M cost reduction and capacity improvement throughout the operating cycle of a plant without sacrificing safety. This cost-benefit decision methodology for conducting maintenance activities during all modes of operation, i.e. generation, production or manufacturing, requires explicit consideration of financial, operational, and safety risks.

Currently implementing the LCM2 strategy at Calvert Cliffs Nuclear Power Plant and Cooper Nuclear Station. Additionally, consulted with ComEd, Southern California Edison, Niagara Mohawk Power Corporation, PSE&G, and Duquesne Light in developing maintenance policy, process, and procedures that assure safe plant operation and equipment reliability, and achieve greater efficiencies in cost performance. In addition, this methodology is being applied at other facilities, including polyester and pharmaceutical manufacturing facilities, and a uranium enrichment chemical processing plant.

Mr. Mairs continues to consult with EPRI on similar projects involving the application of risk management strategies for optimizing the maintenance business function.

William Hatton.  Consultant
1989 to present. Mr. Hatton has over 20 years combined experience working in manufacturing, quality research and development, and regulatory affairs. Mr. Hatton is responsible for the coordination of the commissioning and validation efforts. He has supervised qualifications and validation for several multi-million dollar construction projects. He also has hands on experience working within Manufacturing, Metrology, Quality Control, Quality Assurance, R & D and Regulatory Affairs groups. He is a member of the Regulatory Affairs Professional Society.

R.J.M. Laboratories Chemist. Chemist performing bench top to pilot plant scale up-custom synthesis in stereospecific organometallic hydride reduction.

Richard's Surgical Manufacturing Company Quality Engineer Responsible for monitoring plant GMP compliance and in-house training programs. He performed vendor audits, wrote inspection procedures, reviewed drawings prior to release, reviewed rejects for defect analysis, made scrap or rework decision and wrote engineering change requests.

Westech Gear, Senior Quality Assurance Analyst Performed pre-award surveys for multi-million dollar contracts (Air Force Nuclear Vault, Navy submarine elastomeric coupling). He evaluated calibration systems to Mil-STD-45662A, and audited vendor's quality systems (MIL-45208A and Mil-Q-9858AO).

International Medication Systems, Ltd. Metrology Supervisor and Validation Project Leader. Implemented a cost effective calibration program reviewed by the FDA and generated standard cost estimates for departmental budgets and supported installation qualification for a facility upgrade. He also initiated a gamm sterilization dosimetric release program and executed protocols for steam sterilization of parenteral solutions and dry heat depyrogenation of equipment and components.

Skyland Scientific Services, Technical Manager. Assisted in the development of validation master plans of new pharmaceutical manufacturing facilities. Wrote protocols, made cost estimates and supervised the on-site execution of the validation effort.

Education: University of California, Los Angeles, B.S. Psychobiology.

Damon P. Jones.  Manager, Product Development, Medtronic
1994 to present. Mr. Jones has over 13 years experience in the medical device manufacturing industry as a manager/supervisor. He is also a Certified Quality Engineer. He received the U.S. Patent application and Medtronic recognition award for Automated System and Process for Sterilizing and Preserving a Product in an Aseptic Environment in April of 1994. Currently Manager of Product Development Projects for Medtronic Heart Valve, Inc. He is responsible for coordination and implementation of quality assurance systems, quality assurance laboratories in microbiology and chemistry, and control and improvement of surface modification processes. Mr. Jones has introduced and sustained compliance programs for international and domestic regulations such as FDA, MDD, ISO, CEN. He is currently a member of the American Society for Quality Control and Chairman of the United States technical advisory group ISO sub-TAG to ISO TC 19 81WG 10 and Delegate to ISOTC 198.

For over 4 years, Mr. Jones was a Senior Microbiologist for Medtronic, Inc., Heart Valve Division. He conducted sterilization validations for liquid chemical, ethylene oxide, steam and irradiation sterilization's. He also planned and coordinated environmental monitoring programs, bioburden monitoring programs, water system monitoring and maintenance programs. He was responsible for all microbiology quality assurance activities.

He also supervised the Heart Valve Division at Medtronic. His responsibilities included supervision of all validation, inspection, test, and regulatory activities related to Microbiology and Chemistry. He also managed the laboratory personnel and coordinated biocompatibility, sterilization and microbiological quality control for new product development activities.

Presently manages and coordinates the development of implantable cardiovascular devices. Activities include identifying, organizing and leading individuals for cross functional project teams. His product development project scope includes identifying and cultivating product concepts, developing concepts into viable product offerings, and obtaining United States and international market approvals and release.

Education:  B.S. Microbiology

Item 11. Security Ownership of Certain Beneficial Owners and Management.

LVPS, at present, is 98% owned by DenexCorp(TM)/LVPS, a Nevada corporation. As such, DenexCorp is an affiliate of LVPS. Upon completion of this offering, DenexCorp will own 49% of LVPS. Ron Patterson and Ross Boling, who are officers and directors of LVPS, are also the officers and directors of DenexCorp and together control 100% of the common stock of DenexCorp. Ron Patterson owns 71% of DenexCorp and Ross Boling owns 29% of DenexCorp. Following completion of this offering, LVPS's current executive officers, directors and entities affiliated with them will beneficially own, in the aggregate, approximately 49% of LVPS's outstanding common stock. Ron Patterson, as the majority stockholder of DenexCorp has sole investment power and sole voting power on the shares of LVPS owned by DenexCorp.


The following table sets out the beneficial ownership of LVPS.

------------------------- ------------------------------------ ------------------- ----------------- -----------------

Title of Class            Name and Address of Beneficial       Amount and Nature   Percent of        Percent of
                          Owner                                of Beneficial       Class Prior to    Class Upon
                                                               Owner               Offering          Completion of
                                                                                                     Offering
------------------------- ------------------------------------ ------------------- ----------------- -----------------
common stock, $.001 par   DenexCorp                            612,500             98%               49%
value                     7755 Center Avenue, 11th Floor
                          Huntington Beach, CA 92647
                          Ron Patterson                        612,500 indirect    98%               49%
                          7755 Center Avenue, 11th Floor
                          Huntington Beach, CA 92647
                          Ross Boling                          177,625 indirect    28%               14%
                          7755 Center Avenue, 11th Floor
                          Huntington Beach, CA 92647
                          Officers and Directors               612,500             98%               49%
------------------------- ------------------------------------ ------------------- ----------------- -----------------

Item 12. Description of Securities.

LVPS is authorized to issue twenty million shares of $.001 par value common stock and one million shares of $.001 par value preferred stock. Prior to this offering there are 625,000 shares of common stock issued and outstanding. There are no shares of preferred stock outstanding at the present time.

LVPS's board of directors has the power by resolution only and without further action or approval, to cause LVPS to issue one or more classes or one or more series of preferred stock within any class thereof and which classes or series may have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the board of directors, and to fix the number of shares constituting any classes or series and to increase or decrease the number of shares of any such class or series.

Each stockholder is entitled to one vote in person or by proxy for each share of the capital stock. Dividends upon the capital stock of LVPS, subject to the provisions of the certificate of incorporation, if any, may be declared by the board of directors at any regular or special meeting, pursuant to law. Dividends may be paid in cash, in property, or in shares of capital stock, subject to the provisions of the Certificate of Incorporation. There are no preemptive rights.

Item 13. Interest of Named Experts and Counsel.

Certain legal matters, including the validity of the securities being issued, will be passed upon by Richard O. Weed, counsel to LVPS, who at present owns 2% of LVPS, and upon completion of this offering, will own 1% of LVPS. In addition, Mr. Weed will receive 1% contingent compensation from the proceeds of the offering.

Item 14. Disclosure of Commission Position on Indemnification for Securities Act Liabilities.

Under Delaware law, a corporation may indemnify its officers, directors, employees, and agents under certain circumstances, including indemnification of such persons against liability under the Securities Act of 1933.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

LVPS's Certificate of Incorporation provides that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach or fiduciary duty as a director except for liability
(i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve knowing misconduct or an intentional violation of the law, (iii) under section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any personal benefit.

Item 15. Organization Within Last Five Years.

Transactions with promoters

LVPS, at present, is 98% owned by DenexCorp(TM)/LVPS MicroFacility, a Nevada corporation. As such, DenexCorp is an affiliate of LVPS. Upon completion of this offering, DenexCorp will own 49% of LVPS. DenexCorp has taken steps to protect the design of the MicroFacility, under the United States of America and

International Patent laws, as "Patent Pending," titled "Modular Pharmaceutical Solution Manufacturing," preliminary class 604. All rights to the patent, including any modifications, and the trademark LVPS/(TM) belong to DenexCorp. LVPS has been granted the exclusive use of the patent and trademark subject to the terms of a Licensing Agreement entered into on December 30, 1998 between DenexCorp and LVPS. The licensing agreement provides for a royalty of two percent (2%) of the gross selling price on each MicroFacility sold by LVPS during the ten-year term of the license. The license agreement was not the subject of an arms length negotiation. As such, a portion of the revenue from the sale of each MicroFacility will be paid to DenexCorp.

Item 16. Description of Business.

LVPS MicroFacility, Inc. was incorporated in Delaware on December 16, 1998. LVPS was formed to be the manufacturer, under license from DenexCorp/LVPS MicroFacility, of a self contained modular enclosure IV solution manufacturing facility marketed to "third world" or emerging market nations. LVPS does not sell finished IV solution product. The client is responsible for selling the final I V solution product. LVPS will build the plant to produce the solutions. The MicroFacility plant is a complete manufacturing facility that produces IV solutions from local water sources; blows, fills, and seals the plastic IV solution container; and sterilizes the finished product for quality assurance testing, quarantined storage, required by the US FDA, and distribution to wholesalers, hospitals, and clinics. No LVPS MicroFacility plant as described above has been built to date. However, the MicroFacility plant is designed and will be built to comply with all US FDA regulations for pharmaceutical manufacturing plants and Host Country regulatory requirements. All pre-manufacture activities are now complete, including finished renderings and engineering drawings, FDA regulatory protocols, materials vendor identification, all major components specifications to LVPS requirements, and preliminary purchase price negotiation. Once the offering is completed, LVPS is ready to begin manufacture of the first MicroFacility plant. Raw materials for the production of the IV solutions are readily available in most countries. Additionally, raw materials like plastic resins, used in the IV solution container, are available for shipment at acceptable pricing levels from multi-national companies like BASF and chemicals from Hoechst, Gelman Sciences, AMOCO Chemicals and Union Carbide.

LVPS has obtained rights to the pending United States patents and trademarks pursuant to a license agreement with DenexCorp. In return, LVPS will pay DenexCorp a royalty of two percent of the gross selling price on each MicroFacility during the ten-year term of the license. Payments under this agreement are to be made no later than the tenth day of each quarter beginning June 30, 1999, assuming that a MicroFacility has been sold. Interest shall accrue on all past due payments from their respective due dates until paid at a rate of 1% per month, or if such rate exceeds the maximum rate allowed by law, at the maximum rate allowed by law, and shall be payable upon demand.

The MicroFacility plant will be built in accordance with current governmental regulations that require IV solutions to be manufactured of United States Pharmacopoeia quality, meeting United States Food and Drug Administration current Good Manufacturing Practices in compliance with US FDA Regulations 21 CFR part 211, and USP 23/NF 18 of the National Formulary for pharmaceuticals. LVPS will also comply with the host country health ministry requirements as they pertain to IV solution manufacturing. LVPS will adhere to all applicable United States occupational and export laws as they pertain to the MicroFacility plant manufacture and delivery to the client.

Existing  governmental  regulations  will  have a  significant  effect on LVPS's business plan. LVPS will need to devote managerial resources toward understanding and complying with applicable government regulations. Management of LVPS and certain consultants identified by management possess the requisite skill, training and experience to address the constraints of existing government regulations. LVPS has two full-time employees that serve without compensation.

LVPS will finance the start-up activities and construction of a prototype MicroFacility plant through this offering. Once the prototype MicroFacility plant is completed, it will be sold and LVPS will begin production of other MicroFacility plants. LVPS has a purchaser for the prototype MicroFacility plant under contract. The purchase agreement entered into on December 18, 1996 between AO "GIRIYEY," a Russian corporation and DenexCorp/LVPS MicroFacility, an affiliate of LVPS, provides for a LVPS MicroFacility to be sold to AO "GIRIYEY" for $5,500,000 United States dollars. $550,000 was delivered upon execution of the agreement and the remainder of the balance is to be paid over ten years in one hundred and twenty monthly installments, after reception of the goods. The parties also entered into a ten-year technical assistance agreement that commences with delivery of the MicroFacility plant to the client's location. The terms of this agreement provide that DenexCorp/LVPS MicroFacility will provide advisory and technical assistance to the purchasers of the MicroFacility, as sold under the purchase agreement, in exchange for the greater of $100,000 a year or $0.116 for each unit of solution made by a factory each year. As authorized under the agreements with AO "GIRIYEY," DenexCorp/LVPS MicroFacility assigned its rights under the purchase agreement to LVPS on August 30, 1999.

Sale of the prototypical  plant and future plant orders currently in negotiation
are  expected  to  provide   acceptable  cash  flow  for  future  expansion  and
operations.

Under the current business model, our MicroFacility, which is constructed in a modular enclosure, will be fabricated, assembled, validated, tested, and certified to meet US FDA standards before the main components are disassembled and shipped to the customer for reassembly and recertification. The LVPS MicroFacility incorporates a class 100 cleanroom and single-operation blow-fill machine to produce economically competitive IV solutions for regional distribution in countries like Russia, Ukraine, the Baltic States, India, China, Czech Republic, Central Europe, Indonesia, Japan, Israel, Saudi Arabia, and Sweden. LVPS's 4,000,000 unit/year LVPS MicroFacility sells for $5.5 million and the 8,000,000 unit/year LVPS MicroFacility is priced at $9.4 million.

Conceptual Drawing of LVPS MicroFacility No. 1.

LVPS MicroFacility Plant Overview

The Product

The LVPS MicroFacility was created to provide medically developing countries with the indigenous capacity to produce the basic components for their own quality medical care as well as high-value pharmaceutical products for export. Using time and field-tested technology from several global industries, the LVPS MicroFacility can produce virtually any intravenous solution product in aseptically-filled and terminally-sterilized medical grade plastic containers.

Considering  the  current  changes in health care and  emphasis on cost  savings worldwide, the introduction of regional/local production of intravenous solutions through the LVPS MicroFacility will revolutionize solutions manufacturing and distribution for the estimated $18 billion world market. Realizing that the experience of many countries has been that the arrival of equipment alone does not produce a quality product, LVPS has committed itself to provide all customers with four critical ingredients for successful and profitable manufacturing operation:

1.   Precise documentation and procedures of manufacturing methodology.

2.   Known and reliable  equipment,  life cycle system maintenance  planning and
     performance   strategy  including   comprehensive   system  monitoring  and
     tracking.

3.   Properly trained personnel and continuous quality assurance validation.

4.   Quality raw materials for manufacture.

In 1996, DenexCorp, the parent company of LVPS, entered a Joint Venture and Strategic Alliance Agreement with Pacific Environmental Technologies, Inc. ("PETI"). PETI is a fabrication manufacturer with experience in fabricating and installing modular medical related facilities. The agreement between PETI and DenexCorp was never implemented and the planned the joint venture was not formed. Because DenexCorp and PETI have prior business experience with each other, LVPS intends to seek an agreement with PETI upon completion of this offering. There is no agreement at the present time and no assurance that PETI will be available to provide these services to LVPS. The financial terms of any future agreement are uncertain, but the scope of any agreement would require PETI to assist with the architectural, planning and design, manufacturing, fabrication, and US FDA/cGMP compliance and production and validation of the LVPS MicroFacility. Jon W. Gow, the President of PETI, is identified elsewhere in this prospectus as a potential significant employee of LVPS upon completion of this offering. As such, Mr. Gow will have a material interest in any agreement between LVPS and PETI.

The LVPS MicroFacility is designed so that all manufacturing and intraveneous solution end product are of United States Pharmacopoeia (USP)/NF (National Formulation) quality, and current Good Manufacturing Practices in compliance with US FDA regulations 21 CFR Part 211 and USP No. XXIII. The LVPS MicroFacility, as designed will be operated according to ISO 9002 certification plan and European Union (EU) CE Mark quality standards.

Sales and Marketing Activities

LVPS's marketing and sales efforts are presently targeted to the following countries: Russia, Ukraine, the Baltic States, India, China, Czech Republic, Central Europe, Indonesia, Israel, Japan, Jordan, Saudi Arabia and Sweden. The challenge in the majority of these countries is obtaining acceptable financing for LVPS's MicroFacility. LVPS has from the outset been actively involved in securing project financing for its potential customers. Most of LVPS's clients are seeking United States lending institution financing. The approval process from start to finish with the US Export Import Bank can range from six months to one year for final approval and funding. Loans for five LVPS plants are in process with the following clients and financial institutions:

Client                                 Financial Institution
----------------------------------     ---------------------------------------
RTV-Axis, Czech Republic               Sanwa Bank, International
Sri-Krishna Pharmaceuticals, India     Bank of America, International Trade Bank
Kavos Medical Corp, Czech Republic     Zurich Insurance
Ipex Group, China.                     Bank of China/U.S. Ex-Im Bank
Durlacher Co., Romania                 European Bank for Reconstruction and
                                       Development

There is currently one firm order for the LVPS MicroFacility plant by AO "GIRIYEY," a Russian company, for $5,500,000 United States dollars. This purchase agreement was entered into between AO "GIRIYEY" and Denex Corp/LVPS MicroFacility, an affiliate of LVPS, on December 18, 1996 in Moscow, Russia and was subsequently assigned, as authorized pursuant to the terms of the purchase agreement, to LVPS on August 30, 1999.

The LVPS MicroFacility will be available in two production sizes: a three-module, 4 million unit/year facility and a six-module, 8 million unit/year facility. The selling price of the LVPS MicroFacility is US$5.5 million for the 4M/year plant and US$9.4 million for the 8M/year plant. The 8M/year LVPS MicroFacility has the added advantage of incorporating completely independent systems, providing total production redundancy and virtually eliminating downtime due to testing, maintenance/repairs, or product line changes. LVPS's sales and marketing activities are implemented worldwide by independent, commissioned legal authorized agents responsible for generating sales inquires, providing support services such as translation, and facilitating the client through the sales process. In most cases, personnel of our representative firms live in the client country or by heritage is fluent in the language and customs of the country. Performance is periodically reviewed and the sales representative's contract renewed predicated upon their productivity and reliability within their specified territory. No LVPS sales representative will represent competing products or services to the MicroFacility plant. Currently, LVPS has 22 personnel in its sales representative organization.

Competitive Analysis:

LVPS may not encounter direct competition in terms of price and delivery of a comparable intravenous solution manufacturing facility for several years. Although the major IV solution manufacturers know the technology behind the MicroFacility plant, there has been no financial incentive to expand their manufacturing operations. Under their analysis, the research and development and retooling costs required to change production modes are prohibitive. Although unit product pricing has generally been held to the rate of inflation over the last few years, the introduction of the LVPS MicroFacility plant with its anticipated, but unproven, reduction in production cost will change the complexion of the marketplace, thus fueling possible widespread changes in the traditional production and distribution methods.

The LVPS MicroFacility brings to the marketplace an innovative, expandable, and leading edge intravenous solution technology for pharmaceutical manufacturing of dosage-form medications. The competitive set consists of two primary intravenous solution plant configurations:

1. The Large Volume Rotary Filling Plant, operated by companies such as B/Braun McGaw and Abbott Laboratories, represents the traditional way of producing intravenous solutions and bears some similarities to a Coca-Cola type bottling plant. These United States based intravenous solution plants require a capital investment exceeding 100+ millions of dollars and as much as 500,000 to one million square feet or more of space. The plant must produce several hundred million units of product annually to make the plant economically viable. Considering the plant costs and volume of solutions that must be sold, this manufacturing method is probably not feasible for the third world market. While these plants can compete effectively with LVPS in product pricing, because water is the primary ingredient in all intravenous solutions, the cost of transportation becomes significant. Freight costs to import solution product from another country along with applicable import/excise duties may substantially increase the selling price of the solution product. In contrast, a MicroFacility investment of US$5.5 million to US$9.4 million only requires approximately 18,000 to 25,000 square feet of production and warehousing space.

2. Packagers and/or distributors of various major pieces of pharmaceutical equipment that attempt to mesh together to manufacture basic intravenous solutions not in a modular enclosure design and do not use a blow-fill-self seal machine IV solution filling technology. These plants may be priced lower than the LVPS MicroFacility, but cannot be validated and certified to US FDA standards and regulations.

         In at least one verifiable instance, this type of plant was built and unable to meet the host country start-up standards. For the last two years the plant has stood idle. According to the Health Ministry of the country in question none of the criteria for pharmaceutical manufacturing will be approved. This type of outcome reinforces LVPS's insistence that all of the LVPS MicroFacilities will be US FDA and host country validated and commissioned to meet or exceed all pharmaceutical manufacturing criteria.

Market Viability: A full 20% of all pharmaceutical costs are accounted for by intravenous solutions. According to a Market Intelligence Research Corporation study, this portion amounted to a total worldwide expenditure of $2.7 billion in 1990. But the study also estimated that by 1997, total IV solution expenditures will have increased to $18.6 billion.

Domestic Markets: IV solutions are used at the rate of 4 units per inpatient day in the typical U.S. hospital. The number of inpatient days served annually in a given hospital is calculated by multiplying the licensed bed count by the occupancy rate by 365 days. Annual intravenous solution consumption can then be calculated as in the following example:

1,000 beds x 80% occupancy rate x 365 days x 4 units/day= 1,168,000 units/yr

Alternatively, annual consumption can be calculated at the rate of 3.33 units for each person in the total U.S. population. Best estimates put total U.S. consumption at over 1 billion units per year.

The MIRC estimates the U.S. hospital intravenous market at $1.2 billion with an annual growth rate of around 6% expected throughout the decade. But as more and more care is being diverted or transitioned to home health care and alternate health care treatment settings, larger and faster-growing markets have emerged in these fields. In another study, Biomedical Business International projected that home infusion revenues would increase almost 26% annually.

Market Comparison Chart.

World Markets: Although the U.S. market, currently almost 70% of the total world market, presents a tremendous opportunity for the LVPS MicroFacility concept, markets in third world and emerging nations are actually growing even faster. This faster growth is due to the building of better and higher-quality health care institutions and other health care infrastructures in areas once deemed to be dormant.

World market growth is driven by population increase and constant up-scaling and sophistication of health care delivery. As part of this up-scaling, intravenous infusion therapy is becoming increasingly important in overall health care treatment regimens as new developments in antibiotics and other medicants used in areas such as chemotherapy, burn centers, and renal/peritoneal dialysis centers favor intravenous use and application.

Cost Containment Trends: Finally, new pressures are being applied worldwide and especially in the U.S. to curtail spiraling health care costs. The introduction of new cost effective/high quality methods of production and delivery of health care products and services are being universally hailed as much for their PR value as for their actual impact on the industry.

Global Revenue Forecast Chart.

Risk capital is needed to build LVPS MicroFacility No. 1. There is currently no prototype in existence.

LVPS will voluntarily send an annual report, including audited financial statements, to its security holders.

LVPS will file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (SEC). The public may read and copy any materials we file with the SEC at the SEC's Public Reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of that web site is http://www.sec.gov.

Item 17. Management's Discussion and Analysis or Plan of Operation.

LVPS was formed on December 16, 1998, at which time LVPS entered into a license agreement with DenexCorp. for the rights to further develop, and ultimately manufacture and market the MicroFacility. Expenditures made by DenexCorp to develop the MicroFacility prior to December 16, 1998 were expensed as research and development as incurred. The MicroFacility has no revenues. Management believes that the license does not constitute a trade or business as defined under Rules and Regulation of Securities and Exchange Commission. Accordingly, the accompanying financial statements include the accounts of LVPS MicroFacility since inception; such financial statements do not include any of the accounts of DenexCorp related to the MicroFacility.

During the period from inception through June 30, 1999, LVPS has been substantially inactive. In accordance with the Rules and Regulations of the Securities and Exchange Commission, LVPS is required to reflect in the financial statements the value of services and costs incurred by DenexCorp on behalf of LVPS. In management's opinion, such costs are not material.

In connection with the value ascribed to the license agreement obtained through the issuance of 612,500 shares of common stock, management recorded the transaction based on the carry-over basis of accounting of DenexCorp. Since DenexCorp expenses research and development costs as incurred, LVPS recorded the value of such license agreement at a nominal value. In connection with the 12,500 shares of common stock issued for legal services, LVPS valued such shares based on the services rendered, since the value of such services were more readily determinable. The value of such services was $6,250 and was charged to operations.

The accompanying financial statements have been prepared assuming that LVPS will continue as a going concern. In the course of its development, LVPS will continue to incur additional losses during its development of a production prototype of the MicroFacility. As a result, LVPS will require approximately $4.1 million to complete the development of its production prototype; the prototype completion is expected within 12 months from the completion of its offering. The operational activities and sales efforts of LVPS will be funded from proceeds of this offering. LVPS can satisfy its financial requirements for six months if the minimum offering amounts are met and can satisfy its financial requirements for twelve months if the maximum offering amounts are met. There is no assurance that additional funds will be available on acceptable terms or available at all. These factors raise substantial doubt about the LVPS's ability to continue as a going concern. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Item 18. Description of Property.

At present, LVPS utilizes office space without cost in Huntington Beach, California leased to DenexCorp(TM)/LVPS MicroFacility, the major stockholder in LVPS MicroFacility, Inc. The offices, engineering, administration, and conference facilities are adequate for LVPS at this stage of operation. Manufacturing and warehouse space will be provided by our prime third-party vendors as part of their assembly fees to LVPS once this offering is completed. Property and business insurance is carried by the prime third-party vendors. There currently is no business insurance in force in favor of LVPS MicroFacility, Inc.

Item 19. Certain Relationships and Related Transactions.

See Items 15 and 16. Jon W. Gow, the President of PETI, is identified elsewhere in this prospectus as a potential significant employee of LVPS upon completion of this offering. As such, Mr. Gow will have a material interest in any agreement between LVPS and PETI.

Item 20. Market for Common Equity and Related Stockholder Matters.

LVPS is authorized to issue twenty million shares of $.001 par value common stock and one million shares of $.001 par value preferred stock. Prior to this offering there are 625,000 shares of common stock issued and outstanding. There are no shares of preferred stock outstanding at the present time.

There is currently no public trading market for LVPS's common stock. There are no amounts of common stock (i) that are subject to outstanding options or warrants to purchase, or securities convertible into, common stock of LVPS; or
(ii) that could be sold pursuant to Rule 144 under the Securities Act or that LVPS has agreed to register under the Securities Act for sale by security holders. A minimum of 287,500 and a maximum of 625,000 shares of LVPS's common stock are being offered to the public. These shares could have a material effect on the market price of LVPS's common stock if and when a public trading market develops. There are 2 holders of record. LVPS has never paid any cash dividends on its common stock and does not anticipate paying cash dividends within the next two years.

Item 21. Executive Compensation.

If the  offering  is fully sold,  then Mr.  Patterson  will  receive a salary of
$180,000 per year. If only the minimum amount of shares are sold, then Mr. Patterson's annual compensation will be proportionately reduced. If the offering is fully sold, then Mr. Boling will receive a salary of $120,000 per year. If only the minimum amount of shares are sold, then Mr. Boling's annual compensation will be proportionately reduced. The following table sets forth all compensation awarded to, earned by or paid by LVPS to the named executive officers of LVPS for their services.


Summary Compensation Table

Name                            Salary             Bonus                  Long-Term Compensation
----------------------------    ------             -----                  ----------------------

Ron Patterson, Chairman, CEO
1998
1999                            $0                 None                   None
                                $0                 None                   None
Ross Boling, President,
Secretary, Principal
Accounting Officer, Principal
Financial Officer
1998                            $0                 None                   None
1999                            $0                 None                   None

Since LVPS's inception the directors have served without compensation and are expected to serve without compensation for the next 12 months. As such, there is no standard arrangement for the compensation of directors, including any additional amounts for committee participation or special assignments.

There have been no stock options granted to any person since LVPS's inception.

Item 22. Financial Statements.



                          INDEX TO FINANCIAL STATEMENTS

Independent Auditors' Report ..............................................36

Financial Statements:

     Balance Sheets as of June 30, 1999, and November 30, 1999
      (unaudited) .........................................................37

     Statements of Operations for the period from inception
      (December 16, 1998) to June 30, 1999, and the five months
      ended November 30, 1999 (unaudited) .................................38

     Statements of Stockholders'  Deficit for the period from
      inception  (December 16, 1998), to June 30, 1999, and the
      five months ended November 30, 1999 (unaudited) .....................39

     Statements of Cash Flows for the period from  inception
      (December  16,  1998) to June 30, 1999, and the five months ended November 30, 1999 (unaudited) .................................40

     Notes to Financial Statements ........................................41

                          INDEPENDENT AUDITORS' REPORT



Board of Directors
LVPS MicroFacility, Inc.


We have audited the accompanying balance sheet of LVPS MicroFacility, Inc. (the "Company") as of June 30, 1999, and the related statements of operations, stockholders' deficit and cash flows for the period from inception (December 16, 1998) through June 30, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of LVPS MicroFacility, Inc. as of June 30, 1999, and the results of its operations and its cash flows for the period from inception (December 16, 1998) through June 30, 1999, are in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As further discussed in Note 2 to the financial statements, the Company is in the development stage, has no revenues from operations and is seeking significant capital to develop a prototype of its MicroFacility. These conditions, among others, raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regards to these matters are also described in Note 2. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.



McKennon, Wilson & Morgan LLP
Irvine, California
September 9, 1999


                            LVPS MICROFACILITY, INC.
                          (A Development-Stage Company)
                                 BALANCE SHEETS

                                                                 June 30, 1999           November 30, 1999
                                                               ---------------           -----------------
                                                                                            (unaudited)

ASSETS
Current assets - Cash                                         $            2,000        $            3,950
                                                               -----------------         -----------------

    Total assets                                              $            2,000        $            3,950
                                                               =================         =================

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities-
    Accounts payable                                          $            5,000        $            2,130
                                                               -----------------         -----------------
    Note payable to DenexCorp                                              3,125                     8,125
                                                               -----------------         -----------------
    Total current liabilities                                              8,125                    10,255
                                                               -----------------         -----------------

Stockholders' deficit:
    Preferred stock, par value $.001;
    1,000,000 shares authorized,
      none issued and outstanding                                              -                         -
         Common stock, par value $.001;
         20,000,000 shares authorized,
625,000 shares issued and outstanding                                        625                       625
    Additional paid-in capital                                             6,237                   131,237
    Deficit accumulated during the development-stage                     (12,987)                 (138,167)
                                                               ------------------        -----------------
         Total stockholders' deficit                                      (6,125)                   (6,305)
                                                               -----------------         ------------------

         Total liabilities and stockholders' deficit          $            2,000        $            3,950
                                                               =================         =================


                            LVPS MICROFACILITY, INC.
                          (A Development-Stage Company)
                            STATEMENTS OF OPERATIONS

                                                                  Period From                 Five Months
                                                               December 16, 1998                Ended
                                                                (Inception) to               November 30,
                                                                 June 30, 1999                   1999
                                                               ---------------             ---------------
                                                                                             (unaudited)

Revenues                                                      $              -            $              -
                                                               ---------------             ---------------
General and administrative expenses                                     12,987                     125,180
                                                               ---------------             ---------------

Loss from operations                                                   (12,987)                   (125,180)
                                                               ---------------             ---------------

Provision for taxes                                                          -                           -
                                                               ---------------             ---------------

Net loss                                                      $        (12,987)           $       (125,180)
                                                               ---------------             ---------------

Basic and dilutive net loss per common share                  $          (0.02)           $          (0.20)
                                                               ---------------             ---------------

Weighted average number of shares outstanding                          625,000                     625,000
                                                               ===============             ===============


                            LVPS MICROFACILITY, INC.
                          (A Development-Stage Company)
                       STATEMENT OF STOCKHOLDERS' DEFICIT

                For the Period from Inception (December 16, 1998)
                   Through June 30, 1999 and the Five Months
                       Ended November 30, 1999 (unaudited)

                                                                                                            Deficit
                                         Preferred                     Common                             Accumulated
                                           Stock                       Stock              Additional      During the
                                 --------------------------- ---------------------------    Paid-in       Development  Stockholders'
                                    Shares        Amount        Shares        Amount        Capital          Stage        Deficit
                                 ------------- ------------- ------------- -------------  ------------  -------------- ------------

Inception, December 16, 1998             -     $ -                   -     $       -      $        -    $           -   $       -

Common stock issued for license
  rights                                 -             -       612,500           612               -                -         612

Common stock issued for
  services rendered                      -             -        12,500            13           6,237                -       6,250

Net loss                                 -             -             -             -               -          (12,987)    (12,987)
                                    ------       -------      --------      --------       ---------      -----------   ---------

Balances, June 30, 1999                  -             -       625,000           625           6,237          (12,987)     (6,125)

Net Loss                                 -             -             -             -               -         (125,180)   (125,180)

Value of Services Provided by
  Officers                               -             -             -             -         125,000                -     125,000

Balances, November 30, 1999              -     $       -       625,000     $     625      $  131,237    $    (138,167) $   (6,305)
                                    ======      ========       =======      ========       =========     ============   =========


                            LVPS MICROFACILITY, INC.
                          (A Development-Stage Company)
                            STATEMENTS OF CASH FLOWS


                                                                       Period From
                                                                   December 16, 1998             Five Months
                                                                     (Inception) to                Ended
                                                                      June 30, 1999           November 30, 1999
                                                                      -------------           -----------------
                                                                                                 (unaudited)

Cash flows from operating activities:
     Net loss                                                        $     (12,987)            $    (125,180)
    Adjustments to reconcile net loss to net cash
       used in operating activities:
    Value of services provided by officers                                      -                    125,000
    Issuance of common stock for License Agreement and
       legal services                                                       6,862                          -
    Changes in operating assets and liabilities-
       Accounts payable                                                     5,000                     (2,870)
                                                                       ----------                ------------

Net cash used in operating activities                                      (1,125)                    (3,050)
                                                                       -----------               ------------

Cash flows from investing activities -
    Issuance of note payable to DenexCorp                                   3,125                      5,000
                                                                       ----------                ------------

Net change in cash                                                          2,000                      1,950

Cash at beginning of period                                                     -                      2,000
                                                                       ----------                ------------

Cash at end of period                                                $      2,000              $       3,950
                                                                      ===========               =============

Supplemental disclosures of cash flow information-
   No income tax or interest was paid in 1999

Supplemental non-cash financing and investing activities:
During the fiscal 1999, the Company issued 612,500 shares of its common stock to acquire the License Agreement valued at $612 and issued 12,500 shares of its common stock valued at $6,250 for legal services.

NOTE 1 - ORGANIZATION AND HISTORY

                      Organization and Nature of Operations

LVPS MicroFacility, Inc. (the "Company") was incorporated in the state of Delaware on December 16, 1998 (date of inception). The Company was formed to be a manufacturer of clean room facilities for the production of large volume parenteral solutions. The Company's primary product is the MicroFacility, a modular micro-manufacturing facility that will produce intravenous solutions from local water sources; blows, fills, and seals the plastic container; and autoclaves the finished product for quality assurance testing, quarantined storage, and distribution. The MicroFacility plants are commissioned to United States Food and Drug Administration and host country standards. The Company is in the development stage with no operating revenues since its inception.

DenexCorpTM/LVPS MicroFacility ("DenexCorp"), a Nevada Corporation, owns 98% of the Company.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES

                              Basis of Presentation

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. In the course of its development, the Company will continue to incur additional losses during its development of a production prototype of the MicroFacility. As a result, the Company will require approximately $4.1 million to complete the development of its production prototype; the prototype is expected to be completed within 12 months from the completion of its offering. The Company will require additional funds for its operational activities and sales efforts. Management is seeking private or public equity financings and future collaborative arrangements with third parties to meet its cash needs. There is no assurance that such additional funds will be available on acceptable terms or available at all. These factors raise substantial doubt about the Company's ability to continue as a going concern. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                           Interim Financial Reporting

The accompanying unaudited financial statements for the five months ended November 30, 1999, have been prepared in accordance with Rules and Regulations of the Securities and Exchange Commission for interim financial information. Accordingly, they do not include all of the information and disclosures required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments consisting of normal recurring accruals, considered necessary for a fair presentation have been included. The results of operations and cash flows for the five months ended November 30, 1999 are not necessarily indicative of the operating results expected by management for the year ending June 30, 2000.

                                 Fiscal Year End

The Company has elected a June 30 year end for financial and income tax reporting purposes.

                     Risks, Uncertainties and Concentrations

The Company's industry is subject to federal, state, local and applicable foreign laws and regulations. The successful manufacturing of the Company's MicroFacility will require that certain permits be obtained. There is no assurance that the Company will obtain these permits. The Company is also subject to compliance inspections from certain regulatory agencies, which may revoke or suspend the permits for any non-compliance to stated regulations.

                                Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period.

Significant estimates that will be made in the future by management include, among others, provisions for losses on accounts and contracts receivable, provisions for slow moving and obsolete inventories and warranty obligations, as well as valuations of the Company's common stock. Actual results could materially differ from those that will be estimated.

                       Fair Value of Financial Instruments

At June 30, 1999, the Company has few assets and only limited liabilities constituting accounts payable that would be considered financial instruments.
The carrying amounts of cash and accounts payable are representative of fair value. In the future, the Company could have financial instruments whereby the fair value of the financial instruments is different than that recorded on a historical basis.

Property and Equipment

Property and equipment will be recorded at cost and depreciated using the straight-line method over the estimated useful lives of the related assets. Maintenance and repairs will be charged to expense as incurred. Significant renewals and betterments will be capitalized. At the time of retirement or other disposition of property and equipment, the cost and accumulated depreciation will be removed from the accounts and any resulting gain or loss will be reflected in operations. At June 30, 1999, the Company had no property and equipment.

The Company will assess the recoverability of property and equipment by determining whether the depreciation and amortization of these assets over their remaining life can be recovered through projected undiscounted future cash flows. The amount of property and equipment impairment, if any, will be measured based on fair value and is charged to operations in the period in which such impairment is determined by management.

Deferred Offering Costs

The Company will defer costs incurred in connection with its offering of common stock. In the event the offering of its common stock is unsuccessful, the Company will charge such costs to operations.

                               Revenue Recognition

The Company intends to enter into contracts to construct its MicroFacilities. Revenues will be recognized on a percentage of completion basis, using actual labor hours or labor costs incurred to the total estimated labor hours or costs. In the event a contract results in a loss, the loss will be recorded at the time the loss is known. The Company will record revenues related to its technical and support services over the period the services are provided.

                        Research and Development Expenses

Research and development costs will be expensed as incurred.

                          Allocation of Common Expenses

Since inception, the Company has had no operations. DenexCorp provides management expertise and office space; however, these expenses are immaterial due to minimal use of such resources since inception. No allocations have been made through the date of these financial statements.

                                 Loss Per Share

In February 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share" ("EPS"). SFAS No. 128 requires dual presentation of basic EPS and diluted EPS on the face of all income statements issued after December 15, 1997 for all entities with complex capital structures. Basic EPS is computed as net income divided by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur from common shares issuable through stock options, warrants and other convertible securities. Common stock equivalents, which relate to shares issuable upon the exercise of common stock purchase warrants and options, are not included in the per share calculation for the period as their effect are anti-dilutive. During the period, no common stock equivalents were outstanding.

                                  Income Taxes

The Company accounts for income taxes under SFAS No. 109, "Accounting for Income Taxes." Under SFAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. A valuation allowance is provided for significant deferred tax assets when it is more likely than not that such assets will not be recovered through future operations.

                            Stock-based Compensation

During 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation," which defines a fair value based method of accounting for stock-based compensation. However, SFAS No. 123 allows an entity to continue to measure compensation cost related to stock and stock options issued to employees using the intrinsic method of accounting prescribed by Accounting Principles Board Opinion No. 25 ("APB 25"), "Accounting for Stock Issued to Employees." Entities electing to remain with the accounting method of APB 25 must make pro forma disclosures of net income and earnings per share, as if the fair value method of accounting defined in SFAS No. 123 had been applied. The Company issued no warrants or options during the period.

                              Comprehensive Income

In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income." This statement establishes standards for reporting the components of comprehensive income and requires that all items that are required to be recognized under accounting standards as components of comprehensive income be included in a financial statement that is displayed with the same prominence as other financial statements. Comprehensive income includes net income, as well as certain non-shareholder items that are reported directly within a separate component of stockholders' equity and bypass net income. The Company has adopted the provisions of this statement during the period, with no impact on the accompanying financial statements.

       Disclosures about Segments of an Enterprise and Related Information

The Company adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" in fiscal year 1999. SFAS No. 131 establishes standards for reporting information about operating segments and related disclosures about products, geographic information and major customers. The Company currently has no operations which constitute a segment.

NOTE 3 - STOCKHOLDERS' DEFICIENCY

During the period, the Company issued 612,500 shares of common stock to DenexCorp for the rights to develop and market the MicroFacility. Under generally accepted accounting principles, transfers of assets between companies under common control must be reflected at their historical costs in a manner similar to a pooling of interests. The value assigned to these rights was $612 based on the legal par value of the common stock. As discussed in Note 2, research and development costs are expensed as incurred, and accordingly, no asset for such license is reflected in the accompanying balance sheet.

During the period, the Company issued 12,500 shares of common stock valued by the Board of Directors based on the value of the legal services received, or $0.50 per share.

NOTE 4 - INCOME TAXES

The Company's net deferred tax asset of approximately $5,000 at June 30, 1999 consists of federal net operating loss carryforwards amounting to approximately $12,600. At June 30, 1999, the Company provided a valuation allowance for these net operating loss carryforwards totaling approximately $5,000. The difference between the tax benefit of approximately $4,300 using the lower federal income tax rate of 34% is the result of a full valuation allowance of the Company's deferred tax asset.

NOTE 5 - COMMITMENTS AND CONTINGENCIES

                                License Agreement

During the period, the Company entered into a license agreement (the "License Agreement") with DenexCorp for the rights to develop the MicroFacility product. Pursuant to the License Agreement, the Company will pay a 2% royalty fee for each MicroFacilty sold within the term of the License Agreement. The royalty fee will be based on the gross sales price of each MicroFacility sold by the Company during the term of the License Agreement. No royalties were paid during the period. The License Agreement expires on December 16, 2008.

                              Employment Agreements

On June 30, 1999, the Company entered into three-year employment contracts with each of its two officers. The agreements require salaries to by paid, beginning the date the Company completes an initial public offering ("IPO"), the aggregate amount totaling $300,000 annually through June 30, 2002. No amounts will be earned prior to the completion of an IPO. The Company has reflected the value of such services amounting to $125,000 during the five months ended November 30, 1999. No amounts were reflected during the period from inception to June 30, 1999, since no material participation by the officers was experienced during this period.

NOTE 6 - RELATED PARTY TRANSACTIONS

DenexCorp has taken steps to protect the design of the MicroFacility, under the United States of America and International Patent laws, as "Patent Pending," titled "Modular Pharmaceutical Solution Manufacturing," preliminary class 604. All rights to the patent, including any modifications, and the trademark LVPS/MicroFacilityTM belong to DenexCorp. The Company has been granted the exclusive use of the patent and trademark subject to the terms of a License Agreement between DenexCorp and the Company (Note 5).

On June 30, 1999, the Company issued a note payable totaling $3,125 to DenexCorp., interest at 10% per annum, due on demand. Subsequent to June 30, 1999, DenexCorp. advanced an additional $5,000 for operating expenses of the Company.

See Note 5 for discussion of employment contracts.

Item 23. Changes in and Disagreements With Accountants on Accounting and Financial Disclosure.

None.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers.

Under Delaware law, a corporation may indemnify its officers, directors, employees, and agents under certain circumstances, including indemnification of such persons against liability under the Securities Act of 1933. A true and correct copy of Section 145 of the Delaware General Corporation Law which addresses indemnification of officers, directors, employees and agents is attached hereto as Exhibit 99.1

In addition, Section 102(b)(7) of the Delaware General Corporation Law and LVPS's Certificate of Incorporation provide that a director of this corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability
(i) for any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for paying a dividend or approving a stock repurchase in violation of Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the director derived an improper personal benefit.

LVPS's Certificate of Incorporation and Bylaws contain provisions that no director of LVPS shall be liable to LVPS for monetary damages for breach of fiduciary duty as a director involving any act or omission of such director other than (i) for breach of director's duty of loyalty to LVPS or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases, or (iv) for any transaction from which the director derived an improper personal benefit.

The effect of these provisions may be to eliminate the rights of LVPS and its stockholders, through stockholders' derivative suits on behalf of LVPS, to recover monetary damages against a director for breach of fiduciary duty as a director, including breaches resulting from negligent or grossly negligent behavior, except in the situations described in clauses (i) - (iv) of the preceding sentence.

Item 25. Other Expenses of Issuance and Distribution.

The following sets forth the expenses in connection with the issuance and distribution of the Securities being registered, other than underwriting discounts and commissions. We shall bear all such expenses. All amounts set forth below are estimates, other than the SEC registration fee.

SEC Registration Fee                      $1,390.00
Accounting Fees and Expenses             $15,000.00
Miscellaneous                            $10,000.00
                                         ----------
TOTAL                                    $26,390.00

Item 26. Recent Sales of Unregistered Securities.

In December 1998, LVPS issued 612,500 shares to DenexCorp/LVPS MicroFacility for the rights to develop and market the LVPS MicroFacility at an assigned value of $612. Further, in December 1998, LVPS issued 12,500 shares to its legal counsel, Richard O. Weed, for services rendered valued at $6,250 or $.50 per share. Both transactions were exempt from registration under Section 4(2) the Securities Act of 1933, as amended. In both transactions, there was no public offering, no advertising, no general solicitation and no other offerees.

Item 27. Exhibits.

The following is a list of exhibits required by Item 601 of Regulation S-B that are filed or incorporated by reference. The exhibits that are incorporated by reference from LVPS's prior SEC filings are noted on the exhibit index. The other exhibits are attached hereto and being filed with the SEC as part of this registration statement.

Exhibit
Number        Description of Exhibits
-------------------------------------------------------------------------------

3.1           Articles of Incorporation of LVPS MicroFacility, Inc.*

3.2           By-laws of LVPS MicroFacility, Inc.*

4.1           Form of Common Stock Certificate*

5.1           Opinion re: legality

10.1          License Agreement*

10.2     Employment Agreement with Ron Patterson*

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10.3     Employment Agreement with Ross Boling*

10.4     Escrow Agreement between LVPS and Richard O. Weed*

10.5 Micro-Manufacturing Facility Purchase Agreement between DenexCorp(TM)/ LVPS MicroFacility and AO "GIRIYEY"*

10.6     Agreement    on    Technical    Assistance    between    DenexCorp(TM)/
         LVPS MicroFacility and AO "GIRIYEY"*

10.7 Assignment Agreement between DenexCorp(TM)/LVPS MicroFacility and LVPS MicroFacility, Inc.*

10.8     Subscription Agreement*

23.1     Consent of Independent Auditors

23.2     Consent of counsel

27       Financial data schedule*

99       Additional   Exhibits   [8 Del.   Code  Ann.ss.145  Indemnification  of
         officers, directors, employees and agents].*

* previously filed

Item 28. Undertakings.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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LVPS hereby undertakes to:

(1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and

(iii) Include any additional or changed material information on the plan of distribution.

(2) For determining any liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.


SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the city of Huntington Beach, State of California, on April 25, 2000.

                                        LVPS MicroFacility, Inc.

                                        By:  /s/  Ron Patterson
                                             ----------------------------------
                                        Name:     Ron Patterson
                                        Title:    Chief Executive Officer

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

/s/  Ron Patterson       Director, Chief Executive          April 25, 2000
------------------------ Officer, Chairman
     Ron Patterson


/s/  Ross Boling         Director, President, Secretary,    April 25, 2000
------------------------ Principal Financial Officer,
     Ross Boling         Principal Accounting Officer

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EXHIBIT INDEX

5.1           Opinion re: legality

23.1          Consent of Independent Auditors

23.2          Consent of counsel